FIRST AMENDMENT TO THE PROGRESSIVE CORPORATION EXECUTIVE SEPARATION ALLOWANCE PLAN
(2015 Amendment and Restatement)

WHEREAS, The Progressive Corporation (“Company”) currently maintains The Progressive Corporation Executive Separation Allowance Plan (“Plan”) pursuant to the 2015 Amendment and Restatement; and

WHEREAS, the Company desires to amend the Plan further;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of_____________, 2016:

1.	Section 1.16 of the Plan is hereby amended and restated in its entirety to provide as follows:

“1.16
“Separation Agreement and General Release” means an agreement and release substantially in the form attached hereto as Exhibit A, or, in the case of Eligible Employees residing and working in Australia, Exhibit B.”

2.	The following is hereby added to the Plan as Section 2.5:

“2.5 Each Eligible Employee who is entitled to a separation allowance under the preceding provisions of this Section shall be entitled to participate in outplacement benefits at the Company’s expense and in the form and manner made available by the Company pursuant to the Company’s outplacement benefits program then in effect, if any, or in any other such form and manner as the Company may elect. An Eligible Employee’s participation in outplacement benefits shall be subject to the following restrictions: (a) the receipt of outplacement benefits during any calendar year shall not affect an Eligible Employee’s right to such benefits during any other calendar year; and (b) the Company shall not make any payment for outplacement services after the last day of the second calendar year following the calendar year in which the Eligible Employee’s Separation Date occurs. The provisions of this Section 2.5 shall not apply to any Eligible Employee who resides and works in Australia.”

3.	The following is hereby added to the Plan as new Section 2.6:

“2.6
Notwithstanding anything in this Plan to the contrary, if Progressive sells or transfers substantially all of a business unit, division, geographic operation, product or product line, or any combination thereof (a “Disposed Operation”) to a third party, and if an Eligible Employee who provides services to such Disposed Operation is offered or accepts any type of employment with such third party as of or following consummation of such sale or transfer, then such Eligible Employee shall not be entitled to receive a separation allowance or any other benefit under this Plan. The provisions of this Section 2.6 shall not apply to any transaction that constitutes, or that occurs after, a Change in Control."

4. Section 3.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

“3.1
The separation allowance payable to each Eligible Employee who is entitled to such allowance under Section 2 above shall be equal to the number of weeks of Compensation set forth in the table below, based on the Eligible Employee’s Grade Level, Years of Service and other factors specified below as of his/her Separation Date:

Eligible Employees at Grade Levels 47 through 52

Eligible Employees who reside and work in Australia, who have no assigned Grade Level and whose Compensation as of their Separation Date is $ AUD $250,000 or less.
26 weeks of Compensation plus two additional weeks of Compensation for each full Year of Service in excess of 13 Years of Service, not to exceed an aggregate of 52 weeks of Compensation
Eligible Employees at Grade Levels 53, 54 and 55

Eligible Employees who reside and work in Australia, who have no assigned Grade Level and whose Compensation as of their Separation Date is more than $AUD $250.000.
52 weeks of Compensation
(1) The Company’s Chief Executive Officer; (2) Eligible Employees who (i) report directly to him/her, and (ii) have no assigned Grade Level; and (3) any other Eligible Employee designated in writing by (i) the Compensation Committee of the Company’s Board of Directors, if the Eligible Employee is an executive officer, or (ii) the Company’s Chief Executive Officer and Chief Human Resources Officer, if the Eligible Employee is not an executive officer.”
Less than one Year of Service: 52 weeks of Compensation At least one, but less than two, Years of Service: 104 weeks of Compensation At least two Years of Service: 156 weeks of Compensation

5. Section 3.4 of the Plan is amended and restated in its entirety to provide as follows:

“3.4
Each Eligible Employee’s separation allowance payable under this Plan shall be reduced by the amount of any state-mandated separation allowance or severance payments payable by Progressive to such Eligible Employee (or, in the case of an Eligible Employee residing and working in Australia, by the amount of any other payments required by Australian law to be paid with respect to such Eligible Employee’s termination of employment).”

6. The following is hereby added to the Plan as new Section 3.8:

“3.8
Each separation allowance payment payable under this Plan to an Eligible Employee residing and working in Australia whose employment is to be terminated by reason of the redundancy of their position shall be reduced by the amount of salary or other wages paid by Progressive to such an Eligible Employee in the respect of the period of notice of termination provided by Progressive to the Eligible Employee pursuant to Australian law and/or the Eligible Employee’s contract of employment.”

7. The following is hereby added to the Plan as new Section 13:

“SECTION 13 - MISCELLANEOUS

“13.1
Payments under this Plan shall be made in the currency of the country where the recipient of the payment resides at the time of payment based on currency exchange rates in effect as of a date determined by the Company in its sole discretion.”

8. The document attached to this Amendment as Exhibit B is hereby added to the Plan as Exhibit B:

IN WITNESS WHEREOF, The Progressive Corporation has hereunto caused this Amendment to be executed by its duly authorized representative on the _______ day of _______________, 201__.

THE PROGRESSIVE CORPORATION

By: ___________________________________
Title: __________________________________

Exhibit B

Progressive Direct Insurance Company [EMPLOYEE]

DEED OF RELEASE

THIS DEED OF RELEASE is made on

BETWEEN
PROGRESSIVE DIRECT INSURANCE COMPANY, a company incorporated in the State of Ohio in the United States of America of 6300 Wilson Mills Road, N72, Mayfield Village, Ohio 44143, United States of America (Employer);

AND	[Insert] of [Insert] (Employee).
RECITALS

A	The Employee commenced employment with the Employer on [Insert] pursuant to a Contract of Employment dated [Insert] (Contract).

B	On or around [Insert] the Employer informed the Employee that the Employee’s position will be made redundant.

C
The Employer provided notice of termination on [Insert] (pursuant to the Contract) to cover the period from this date to the End Date (Notice Period). [During this period, the Employee will be on “garden leave” and will not be required to attend the Employer’s office.]

D	Subject to clause 6 of this Deed, the Employer and the Employee have agreed that the Employment will terminate at the end of the notice period on [Insert] (End Date).

E	In addition to the Legal Entitlements, the Employer has agreed to make the Ex-Gratia Payment in return for the Employee agreeing to provide the release in clause 3.1.

F	This Deed sets out the terms and conditions relating to the payment of the Ex-Gratia Payment by the Employer to the Employee in return for providing releases in favour of the Employer.

IT IS AGREED

1.	Interpretation

1.1 Definitions

In this Deed:

Claim includes any action, proceeding, application, arbitration, cause of action, complaint, cost, debt due, demand, determination, inquiry, judgment or verdict:

(a)	at law;

(b)	in equity;

(c)	arising under any statute; or

(d)	arising under any award, enterprise agreement or other industrial instrument made or approved under any law.

Confidential Information means:

(a)
all information marked as confidential or confidential by its nature relating to the Employer, including information in any form relating to research, trade secrets, business development and marketing strategy, sales, organisation, arrangements, business plans, contracts with customers and suppliers, client lists and financial data, employees and independent contractors; and

(b)	the negotiations of the Parties, the subject matter, terms and conditions and existence of this Deed.
Contract has the meaning given in Recital A.

Deed means this Deed and any documents expressly incorporated by reference.
Employment means the Employee’s employment with the Employer.
Employment Claims means any or all present and future Claims relating to or arising out of the Employment, the Termination, employee entitlements (including cash, equity and other forms of remuneration) and Employer liabilities arising out of the Employment (including the Legal Entitlements), except for Claims for workers’ compensation under applicable workers’ compensation legislation.
End Date has the meaning given in Recital D.
Ex-Gratia Payment means any payment provided under The Progressive Corporation Executive Separation Allowance Plan [Insert].
Legal Entitlements means all salary, superannuation, expense reimbursements, redundancy payment (if applicable) and accrued but untaken annual leave up to the End Date payable pursuant to the Contract and the Fair Work Act 2009 (Cth) as at the Termination.
Notice Period has the meaning given in Recital C.
Parties means the parties to this Deed and their respective successors and assigns.
Related Bodies Corporate has the meaning given by section 50 of the Corporations Act 2001 (Cth).
Termination means the termination of the Employment.
1.2 Construction

Unless expressed to the contrary, in this Deed:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a Party merely because that Party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

i.a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

ii.any legislation or subordinate legislation includes any corresponding later legislation or subordinate legislation;

iii.a clause is a reference to a clause of this Deed; and

iv.an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation;

(g) “$” or “dollars” is a reference to Australian currency (AUD); and

(h) time is of the essence.

2. Employer Obligations

2.1	Legal Entitlements
Subject to any deductions required under clause 0, on or as soon as reasonably possible after the Termination (currently anticipated to be the End Date), the Employer will pay the Employee the outstanding Legal Entitlements.

2.2	Ex-Gratia Payment
Subject to:

a)	Employee's execution of this Deed of Release;

b)	clause 0;

c)	the Employee’s ongoing compliance with the obligations clause 4; and

d)	any deductions required under clause 0,

the Employer will pay the Employee the Ex-Gratia Payment within 7 days of the End Date.

2.3	Tax
The Employee acknowledges and agrees that the Employer will deduct all necessary taxation from the Legal Entitlements and the Ex-Gratia Payment in accordance with applicable Australian taxation law.

3. Releases and no proceedings

3.1	Employee Release
In consideration for the Employer’s obligation to pay the Ex-Gratia Payment, the Employee releases and discharges the Employer and its Related Bodies Corporate and their respective officers and employees from any and all Employment Claims to the fullest extent that the same may be released at law.

3.2	No proceedings against the Employer
The Employee will not, and will ensure that no person associated with the Employee or directed or instructed by the Employee, at any time commences any Employment Claim against the Employer or any of its Related Bodies Corporate.
4. Employee Obligations

4.1	Non-disparagement
The Employee will not at any time during the Notice Period or after the End Date make any adverse statement, publicly or otherwise or induce anyone else to make such a statement, about the Employer.

4.2	Return of company property
The Employee will return and deliver to the Employer, by the End Date, all tangible and intangible property and documents belonging to the Employer within their possession or control.

4.3	The Employee agrees to cooperate with the Employer in response to all reasonable requests related to the Employee's former job duties.

5. Warranties

5.1	Employee warranties
The Employee represents and warrants to the Employer that:

(a)	they have read and understood the terms of this Deed;

(b)	the Employer has not made any promise, representation or inducement or been a party to any conduct material to the Employee entering into this Deed other than as set out in this Deed; and

(c)	they have not and do not intend to commence any Employment Claim against any member of the Employer.

5.2	Employer reliance
The Employee acknowledges that the Employer has entered into this Deed in reliance upon the warranties in clause 0.

6.	Acknowledgments

6.1	Full and final settlement on the End Date
If the Employment comes to an end on the End Date and the Employer pays the Employee the Legal Entitlements and the Ex-Gratia Payment then the Employee hereby acknowledges that the Legal Entitlements, Ex-Gratia Payment:

(a)
are paid in full and final satisfaction of the Employer’s obligations to the Employee for the Employment, the Contract and the Termination, including but not limited to all payments, benefits and entitlements including any payable to the Employee under the Contract;

(b)
include all payments and benefits that the Employee is entitled to receive in connection with the Employment and the Termination at law, in equity, arising under any statute and arising under any award, enterprise agreement or other industrial instrument made or approved under any law;

(c)	are paid in full and final settlement of any and all Employment Claims against the Employer and its Related Bodies Corporate; and

(d)
are received by the Employee in discharge of all contractual, statutory, award, enterprise agreement or other industrial instrument entitlements including any entitlements to salary, annual leave, long service leave, notice entitlements, or payments in lieu of notice, redundancy and severance payments.

6.2	Employee breach
The Employee acknowledges that if the Employee breaches the terms of this Deed (including by bringing an Employment Claim against the Employer):

(a)	before the End Date, the Employer is not required by this Deed to make the Ex-Gratia Payment to the Employee; or

(b)
after the End Date (and after the Ex-Gratia Payment has been made by the Employer), the Employee agrees to repay to the Employer the Ex-Gratia Payment which will be recoverable by the Employer as a debt.

6.3	Early termination

(a)	The Employee acknowledges that this Deed does not, in any way, limit either Party’s ability to terminate the Employment before the End Date in accordance with the Contract.

(b)	For the avoidance of doubt, in such cases of early termination the Employer is not required by this Deed to make the Ex-Gratia Payment.

7.	Bar to Proceedings
This Deed may be pleaded as a full and complete defence by the Employer and its Related Bodies Corporate to any Employment Claims commenced by the Employee or any person associated with or directed or instructed by the Employee.

8.	No admission of liability
The Parties acknowledge and agree that nothing in this Deed constitutes an admission by the Employer or any of its Related Bodies Corporate of any liability in respect of any Employment Claims.

9.	Independent legal advice
The Employee acknowledges that before signing this Deed the Employee obtained or was given the opportunity to obtain independent legal advice as to the meaning and effect of the Deed.

10.	Confidentiality

10.1	Confidential terms
Subject to clause 0, the Parties to this Deed will not disclose to any other person or persons whether directly or indirectly:

(a)	the terms or substance of this Deed; or

(b)	any matter relating to the terms or substance of this Deed.

10.2	Non disclosure
Subject to clause 0, each Party will keep the Confidential Information confidential and not disclose it to any third party.

10.3	Disclosure
It is not a breach of clause 0 for the Parties to disclose the Confidential Information if that disclosure:

(a)	is required by law;

(b)	is of information publicly available otherwise than as a result of a failure to observe obligations under this clause 0;

(c)	in the case of the Employee, is to the Employee’s accountant or legal adviser, the Australian Taxation Office or his immediate family members;

(d)	in the case of the Employer, is to the Employer’s or Related Bodies Corporate's respective employees or accountants, the Australian Taxation Office or any other government authorities; or

(e)	is made with the prior written consent of the other Party,

but only to the extent necessary for such limited purpose.

11.	Survival
The Parties agree that the following provisions of the Deed shall continue to apply to the Parties:

(a)	the release in clause 3;

(b)	the non-disparagement obligation in clause 4;

(c)	the warranties in clause 0;

(d)	the liability provision in clause 0; and

(e)	the confidentiality provisions in clause 0.

12.	Survival of terms of Contract
The Parties agree and acknowledge that this Deed does not affect the ongoing operation of the provisions of the Contract which are expressed to survive the termination of the Employment (including, but not limited to, the provisions dealing with confidentiality and intellectual property).

13.	General

13.1	Legal costs of this Deed
Each Party will pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this Deed.

13.2	Amendment
This Deed may only be varied or replaced by a deed duly executed by the Parties.

13.3	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a Party of a right relating to this Deed does not prevent any other exercise of that right or the exercise of any other right.

(b)	A Party is not liable for any loss, cost or expense of any other Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

13.4	Rights cumulative
Except as expressly stated otherwise in this Deed, the rights of a Party under this Deed are cumulative and are in addition to any other rights of that Party.
For the avoidance of doubt, the release provided by the Employee in clause 3 of this Deed extinguishes the Employee’s rights contained within any previous agreement between the Employee and the Employer (or its Related Bodies Corporate).

13.5	Consents
Except as expressly stated otherwise in this Deed, a Party may conditionally or unconditionally give or withhold any consent to be given under this Deed and is not obliged to give its reasons for doing so.

13.6	Trust
To the extent that the releases contained in clause 3 are expressed to be for the benefit of any person who has not executed this Deed, the Employer and the person who has executed this Deed on behalf of the Employer holds such releases on trust for such persons.

13.7	Further steps
Each Party will promptly do whatever any other Party reasonably requires of it to give effect to this Deed and to perform its obligations under it.

13.8	Governing law and jurisdiction

(a)	This Deed is governed by and is to be construed in accordance with the laws applicable in New South Wales.

(b)
Each Party irrevocably and unconditionally submits to the non‑exclusive jurisdiction of the courts of New South Wales and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

13.9	Assignment

(a)	A Party will not assign or deal with any right under this Deed without the prior written consent of the other Parties.

(b)	Any purported dealing in breach of this clause is of no effect.

13.10	Counterparts
This Deed may consist of a number of counterparts and, if so, the counterparts taken together constitute one Deed.

13.11	Entire understanding

(a)	This Deed contains the entire understanding between the Parties as to its subject matter.

(b)
All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this Deed are merged in and superseded by this Deed and are of no effect and no Party is liable to any other Party in respect of those matters.

(c)	No oral explanation or information provided by any Party to another:

(i)	affects the meaning or interpretation of this Deed; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the Parties.

EXECUTED in Melbourne, Victoria as a Deed.

EXECUTED in accordance with section 127 of the Corporations Act 2001 (Cth) by Progressive Direct Insurance Company:

PROGRESSIVE DIRECT INSURANCE COMPANY

BY:_______________________________________

__________________________________________
PRINTED NAME

TITLE: ____________________________________

DATE: ____________________________________

EMPLOYEE

__________________________________________
SIGNATURE

__________________________________________
DATE